N.Y. 212-344-2828                                               FAX 212-344-4537

                                WCM CAPITAL, INC.
                           76 Beaver Street - Ste. 500


     FOR IMMEDIATE RELEASE

     New York, New York/Idaho Springs, Colorado - June 21, 1999 - WCM CAPITAL, INC. (NASDAQ symbol WCMC). WCMC announced today that it has entered into a letter of intent to purchase substantially all of the assets of U.S. Mining, Inc. in exchange for approximately 69% of the Company. U.S. Mining is a New Jersey Company owned and controlled by Mr. William Martucci, a director of the Company, which holds contracts to acquire certain mineral rights relating to the Franklin Mining properties. The letter of intent further contemplates the forgiveness of approximately $1,500,000 in debt currently owed by the Company to U.S. Mining, which U.S. Mining has advanced to the Company to finance its operations to date. The asset purchase by the Company is conditional upon, among other things, the execution of definitive documents, and the approval by the Company's shareholders.

     The Company also announced the resignation of Mr. Ronald Ginsberg from the Board of Directors of the Company, which became effective May 27, 1999.

CONTACT:       Robert Waligunda, Pres.     (212) - 344-2828

Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested due to certain risks and uncertainties including, without limitation, risks associated with mining and milling operations, the availability of debt and equity capital on a reasonable terms and the effects of government regulations and operations risks. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission
(SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company. The forward-looking statements contained herein represent the Company's judgement as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.